UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2016

Image International Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-189359	90-1126431
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8105 Birch Bay Square St. Suite 205, Blaine, WA 98230

(Address of Principal Executive Offices) (Zip Code)

(518) 636-8192

Registrant’s telephone number, including area code

(Former Name or Former Address

if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

Effective October 11, 2016, Image International Group, Inc. (the “Company”) has appointed Mr. Wancheng Xie to the positions of Chairman and Director.

Wancheng Xie, Director, Chairman

Mr. Xie studied at the School of Business Administration at Henan University in 1993.

From October 1994 to November 1998 He was employed by (China) Beijing Shijingshan District Black Stone Brigade as Sales Manager primarily in the promotion of building materials. In November 1998 he was transferred to (China)Beijing Shijinghsan District Black Brigade, Xiangshan breeding plant and appointed as Director where he managed a farming enterprise team of 180 people where he served until March 2003. From March 2003 to October 2004 he was employed by Shandong Zibo Zhangdian Mining Bureau as Captain of a mining team of 180 people. In October 2003 he was promoted as team leader of 540 people then promoted as District Captain in October 2004.

From November 2005 to October 2008 he was employed by China Telecom, Guangzhou Telecommunication Bureau as Engineer and Regional Vice President of Operations for telecommunication network management. He was responsible for network management under the jurisdiction of Donguan City. In October 2006 he was promoted as Regional President, mainly responsible for network construction, personnel management training and information network engineering construction of Guangxi Liuzhou Zhuang Autonomous Region and in October 2008. He was promoted as Regional President responsible for project network construction, management of 30 departments and over 36,000 people.

From March 2010 to October 2013 he served as Chief Operating Officer of Shenzhen Asayi Investment Company where he was responsible for regional construction and national network sales of consumer goods.

Since January 2014 he has served as President of Shenzhen Motian Gaoxin Group. The company is mainly responsible for the trading co-operation with 55 countries, with over 600 outlet stores and 80 agency branches and a management team of more than 30,000 employees.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated October 11, 2016

IMAGE INTERNATIONAL GROUP, INC.

/s/ GeoffArmstrong
Geoff Armstrong
President, Secretary, Chief Executive Officer, Director